UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 17, 2011

Codexis, Inc.

(Exact name of Registrant as Specified in its Charter)

Delaware	001-34705	71-0872999
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 Penobscot Drive Redwood City, CA 94063	94063
(Address of Principal Executive Offices)	(Zip Code)

(650) 421-8100

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On February 14, 2011, the Board of Directors (the “Board”) of Codexis, Inc. (the “Company”) increased the size of the Board from seven to eight members and appointed Byron L. Dorgan as a director, such appointment effective as of February 17, 2011. Mr. Dorgan was also appointed to the Compensation Committee of the Board and the Audit Committee of the Board.

Mr. Dorgan will receive compensation as provided in the Company’s non-employee director compensation policy, as amended by the Board on February 14, 2011. Under the amended policy, each non-employee director will receive an annual cash retainer of $50,000 per year. As a member of the Compensation Committee of the Board and the Audit Committee of the Board, Mr. Dorgan will also receive two additional annual cash retainers of $16,000 per year, for an aggregate of $32,000 as compensation for committee service.

Under the Company’s amended non-employee director compensation policy, upon his appointment to the Board, Mr. Dorgan received a grant of an option under the Company’s 2010 Equity Incentive Award Plan to purchase 100,000 shares of the common stock of the Company. The per share exercise price of such option is $10.63, the per share closing trading price of the common stock of the Company on the effective date of his appointment. Such initial option grant will be vested and become exercisable as to 50% of the total number of shares subject to the option on the first anniversary of the date Mr. Dorgan commenced service on the Board, 25% on the second anniversary of such date and the remaining 25% on the third anniversary of such date. Provided he continues to serve on the Board, on the date of the annual meeting of the Company’s stockholders in 2012 and each successive annual meeting of the Company’s stockholders, Mr. Dorgan will also receive a grant of an option to purchase 20,000 shares of common stock of the Company with a per share exercise price equal to the per share closing trading price of the common stock on the date of grant. Such annual option grant will be vested and become exercisable as to the total number of shares subject to the option on the one year anniversary of the date of grant. The vesting of shares subject to the initial option grant and the annual option grants will fully accelerate upon a change in control of the Company.

The Company also entered into the Company’s standard indemnification agreement with Mr. Dorgan. See the descriptions of the Company’s standard indemnification agreement and of the 2010 Equity Incentive Award Plan contained in the Company’s Registration Statement on Form S-1 (File No. 333-164044), effective April 21, 2010, for additional information.

Item 8.01.	Other Events.

Dr. David Anton, Senior Vice President, Process Development and Manufacturing and Chief Technology Officer of the Company, and Dr. Joseph Sarret, President, Pharmaceutical Services and Enzyme Products and Chief Business Officer of the Company, each adopted a written trading plan (a “Plan”) in accordance with guidelines specified under Rule 10b5-1 promulgated under the Securities Exchange Act of 1934, as amended, and the Company’s insider trading policy. The Plans are agreements between each of Dr. Anton and Dr. Sarret and a broker to sell shares of common stock of the Company currently owned by Dr. Anton and Dr. Sarret, respectively, or which will be acquired pursuant to their respective exercise of certain stock options.

Dr. Anton and Dr. Sarret adopted their respective Plans as part of a personal long-term investment strategy for asset diversification and liquidity and they will have no control over the timing of the sales of shares of common stock under the Plans. Pursuant to Dr. Anton’s Plan, a maximum of 55,000 shares of common stock may be sold beginning March 16, 2011 until the Plan expires on December 31, 2011. Pursuant to Dr. Sarret’s Plan, a maximum of 227,500 shares of common stock may be sold beginning March 28, 2011 until the Plan expires on July 31, 2012. The Plans specify the number of shares of common stock that may be sold at predetermined times, subject to the terms and conditions of the Plans.

The Plans are intended to comply with Rule 10b5-1 promulgated under the Securities Exchange Act of 1934, as amended, and the Company’s insider trading policy. Rule 10b5-1 allows corporate insiders to establish pre-arranged written stock trading plans at a time when the insider is not aware of material, non-public information. Subsequent receipt by the insider of material, non-public information will not prevent pre-arranged transactions under the Rule 10b5-1 plan from being executed.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 24, 2011

CODEXIS, INC.

By:	/s/ Douglas T. Sheehy

Name:	Douglas T. Sheehy
Title:	Senior Vice President, General Counsel and Secretary